Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 15, 2007 relating to the financial statements and financial statement schedule of First Solar, Inc., which appears in such Registration Statement. We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 of First Solar, Inc. of our report dated March 15, 2007 relating to the financial statements and financial statement schedule, which appears in First Solar, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona
August 2, 2007